Exhibit 3.389

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FR FRANKLIN, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of FR Franklin, LLC (the “Company”) is made as of this             day of February, 2006 by Industrial Properties Funding Corp., a Delaware corporation, as the sole member (the “Member”).

WITNESSETH:

WHEREAS, the Company (i) was formed pursuant to that certain Certificate of Formation of FR Franklin, LLC dated June 2, 2003 and filed on June 2, 2003 with the Secretary of State of the State of Delaware and (ii) currently is managed and operated pursuant to the terms and provisions of that certain Limited Liability Company Agreement of FR Franklin, LLC dated as of June 2, 2003 (the “Original LLC Agreement”);

WHEREAS, pursuant to an Assignment of Limited Liability Company Interests and Amendment to the Limited Liability Company Agreement of FR Franklin, LLC dated as of December 30, 2005 between DCT Somerset LLC, a Delaware limited partnership (“Somerset”) and First Industrial Development Services, Inc., a Maryland corporation, Somerset acquired all of the limited liability company interests of the Company (the “Company LLC Interests”);

WHEREAS, pursuant to that certain Instrument of Distribution of even date herewith by and between Somerset and Dividend Capital Operating Partnership LP, a Delaware limited partnership (“DCOP”), Somerset transferred all of the Company LLC Interests to DCOP;

WHEREAS, pursuant to that certain Contribution and Investment Agreement of even date herewith by and among DCOP, DCT Fund I, LLC, a Delaware limited liability company (the “Fund”), and Boubyan U.S. Industrial Fund, Inc., a Delaware corporation, DCOP contributed the Company LLC Interests to the Fund (the “Contribution”):

WHEREAS, pursuant to that certain Purchase and Sale Agreement of even date herewith by and between the Fund, as seller, and the Member, as purchaser, the Fund, immediately following the Contribution, sold all of the Company LLC Interests to the Member;

WHEREAS, the Member desires to enter into this Agreement to modify, amend and restate the terms and provisions of the Original LLC Agreement and to hereby establish the Member’s rights and obligations, all of the foregoing effective as of the date hereof and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Member, intending to be legally bound, hereby agrees that the Original LLC Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE I

NAME, PLACE OF BUSINESS, PURPOSE AND TERM

Section 1.1 Name.

The name of the limited liability company continued hereby is: FR Franklin, LLC

Section 1.2 Purpose.

The Company is continued for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is (i) holding fee title to certain real property commonly known as 160 Pierce Street, Somerset, NJ (together with all common areas and appurtenances thereto, the “Property”), (ii) acquiring, owning, holding, financing, mortgaging, constructing, improving, managing, operating, leasing and/or selling the Property, either directly or indirectly, and (iii) engaging in any and all activities necessary or incidental to the foregoing.

Section 1.3 Registered Office.

The address of the registered office of the Company shall be c/o Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808.

Section 1.4 Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808.

Section 1.5 Member.

The name of the Member is as set forth above in the preamble to this Agreement. The Member owns all of the limited liability company interests in the Company.

Section 1.6 Powers; Management.

Subject to the provisions of Article IV, the business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the Delaware Limited Liability Company Act, as amended from time to time (the “LLC Law”).

Section 1.7 Term.

(a) The Company shall continue in full force and effect until dissolved by the terms of this Agreement or by law. The Company shall dissolve upon the entering of a decree of judicial dissolution under Section 18-802 of the LLC Law.

(b) Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the certification of cancellation is filed with the Secretary of State of the State of Delaware. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Member shall continue to be governed by this Agreement.

ARTICLE II

DEFINITIONS

Section 2.1 Defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Agreement. Unless the context requires otherwise, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires, and Article and Section references are references to the Articles and Sections of this Agreement. The words “herein.” “hereof and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation.”

Section 2.2 The following terms shall have the following meaning:

(a) “Borrowers” means DCT Snowdrift PA LLC, a Delaware limited liability company, DCT McCook Industrial LLC, a Delaware limited liability company, DCT Memphis Trade Center ID, LP, a Delaware limited partnership, DCT Northlake LP, a Delaware limited partnership, the Company and DCT 100 Interstate South LLC, a Delaware limited liability company, and any other Person who becomes a borrower under the Loan Documents.

(b) “Lender” means LaSalle Bank National Association, a national banking association.

(c) “Loan Documents” shall mean that certain Loan Agreement dated as of February             , 2006 made by and among Lender, as lender, and the Borrowers, as borrowers, and the other documents and instruments executed in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(d) “Loan Effective Period” shall mean the period during which there shall be an outstanding balance owed by the Borrowers to the Lender, or its successors and/or assigns, on account of certain loans in the principal amount of approximately $95,500,000, made by the Lender to the Borrowers under and pursuant to the terms of the Loan Documents.

(e) “Person” shall mean any individual, partnership, corporation, trust, limited liability company, limited liability partnership or other entity.

ARTICLE III

CONTRIBUTION AND DISTRIBUTIONS, TRANSFER

OF INTERESTS; ADMISSION OF NEW MEMBERS

Section 3.1 Capital Contributions.

The Member is not required to make any capital contribution to the Company. However, the Member may make capital contributions to the Company in such amounts and at such times as the members may determine.

Section 3.2 Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

Section 3.3 Assignments.

The Member may transfer or assign in whole or in part its limited liability company interest.

Section 3.4 Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the consent of the Member and upon being so admitted shall become bound by all of the terms of this Agreement and shall execute a written joinder to this Agreement.

Section 3.5 Liability of Members,

The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the LLC Law or other applicable laws.

Section 3.6 Indemnification.

The Company shall indemnify the Member for its actions as a member to the fullest extent permitted by the LLC Law or other applicable laws.

ARTICLE IV

SINGLE PURPOSE AND SEPARATENESS

This Article IV is being adopted in order to comply with certain requirements in connection with loans to the Company from the Lender pursuant to the Loan Documents and shall be applicable only during the Loan Effective Period. To the extent of any conflict between with provisions of this Article IV and any other provision of this Agreement, this Article IV shall govern.

Section 4.1 Amendments.

The Member shall not amend, alter, change or repeal Section 1.2 or Article IV” hereof without Lender’s prior written consent.

Section 4.2 Separateness Covenants.

Other than as required or permitted by the Loan Documents, the Member shall cause the Company to:

(a) maintain its own separate books and records and bank accounts:

(b) file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(c) not commingle its assets with assets of any other Person;

(d) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(e) maintain separate financial statements;

(f) pay its own liabilities only out of its own funds, provided that liabilities under the Loan Documents may be paid out of the funds of any of the Borrowers;

(g) maintain an arm’s length relationship with its affiliates (other than the Borrowers) and the Member;

(h) pay the salaries of its own employees, if any;

(i) not guarantee or become obligated for the debts of any other entity or not hold out its credit or assets as being available to satisfy the obligations of others except for the debts and obligations of the Borrowers;

(j) not acquire any securities of the Member

(k) allocate fairly and reasonably any overhead for shared office space;

(l) use separate stationery, invoices and checks;

(m) not pledge its assets for the benefit of any other Person or make any loans or advances to any entity, except for the Borrowers;

(n) at all times hold itself out to the public and all other Persons as a legal entity separate from the Member and any other Person;

(o) correct any known misunderstanding regarding its separate identity;

(p) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(q) to the fullest extent permitted by law, not dissolve, liquidate, consolidate, merge, sell all or substantially all of its assets or transfer any direct or indirect ownership interest in the Company other than such activities as are expressly permitted pursuant to any provision of the Loan Documents;

(r) not incur, create or assume any indebtedness other than as expressly permitted under the Loan Documents; and

(s) cause the agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company.

Failure of the Company, or the Member on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member.

ARTICLE V

MISCELLANEOUS

Section 5.1 Governing Law.

This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

Section 5.2 Treatment for Tax Purposes.

The Member hereby agrees to disregard the Company as a separate entity for tax purposes.

Section 5.3 Amendment.

Subject to Section 4.1, this Agreement may be amended in writing by the Member.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

Member:

INDUSTRIAL PROPERTIES FUNDING
CORP., a Delaware corporation

By:
Name: John M. DeMilt
Title: Vice President